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                    September 14, 2020

       James A. Graf
       Chief Executive Officer
       Graf Industrial Corp.
       118 Vintage Park Blvd., Suite W-222
       Houston, TX 77070

                                                        Re: Graf Industrial
Corp.
                                                            Preliminary Merger
Proxy Statement on Schedule 14A
                                                            Filed July 15, 2020
                                                            File No. 001-38703

       Dear Mr. Graf:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Joel L. Rubinstein